Exhibit 10.8
SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Second Amendment”) is by and between Bazi, Inc. (the “Company”) and John Pougnet (“Employee”), and is executed effective as of December 14, 2010.

RECITALS

WHEREAS, the Company and Employee are parties to that certain Employment Agreement, dated June 1, 2009, as amended dated May 7, 2010, by and between the Company and Employee (“Agreement”); and

WHEREAS, the Company and Employee desire to further amend the Agreement under the terms and conditions set forth herein.
AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Term and Termination.  The Term of the Agreement, as set forth in Section 3 thereof, shall be extended for an additional one year period until December 1, 2011. Upon the expiration of the term, the Agreement will automatically renew for successive periods of one year each, unless the Company provides written notice to Employee of its intention not to renew the Agreement at least 60 days prior to the expiration of the then-current term.

2.	Compensation; Benefits. The Compensation set forth in Section 4 of the Agreement shall be amended as follows:

A.
Base Salary.  During the term of this Agreement, the Company will pay to Employee base salary (“Base Salary”) at the rate of $138,500 (One Hundred Thirty Eight Thousand Five Hundred and No/100 dollars) per annum beginning on September 12, 2010.

B.
Options.  The Company and Employee agree that the Employee shall forfeit all stock options previously granted to Employee, including, but not limited to, options granted on September 12, 2005, March 10, 2006, May 28, 2006, March 26, 2007 and January 8, 2008, aggregating 475,000 shares of the Company’s Common Stock (“Old Options”), in exchange for the award of an option to purchase 360,000 shares of the Company’s Common Stock, exercisable at $0.18 per share, which New Options shall be granted under the terms of the Company’s  2003 Stock Option Plan.  The New Options shall vest ratably over four years. The Company and Employee agree and acknowledge that, as a result of this Second Amendment, the Old Options shall terminate and be of no further force or effect.

3.
Conflict.  Unless specifically set forth herein, or the context otherwise requires, each of the terms and conditions set forth in the Agreement shall survive execution of this Second Amendment, and shall continue in full force and effect.  In the event of a conflict in the terms and conditions set forth in this Second Amendment and the Agreement, the terms and conditions set forth herein shall apply.

EXECUTED this 14 day of December, 2010, to be effective as of the Effective Date.

EMPLOYEE: By: /s/ John D. Pougnet Name: John D. Pougnet Title: Chief Financial Officer	COMPANY: BAZI INTERNATIONAL, INC. By: Kevin Sherman Name: Kevin Sherman Title: Chief Executive Officer